NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Regains Compliance

with NASDAQ Minimum Bid Price Rule

CORAL GABLES, FL, August 3, 2012 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) announced today that it has received notice from the NASDAQ Stock Market (“NASDAQ”) confirming that the Company has regained compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market.

As previously announced on June 21, 2012, NASDAQ notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days and, as a result, the Company was not in compliance with Listing Rule 5550(a)(2)(“Rule”). The Company was provided 180 calendar days, or until December 17, 2012, to regain compliance with the Rule.

On August 2, 2012, NASDAQ notified the Company that the closing bid price of its common stock has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, NASDAQ has confirmed to the Company that it has regained compliance with the minimum bid price rule and the matter is now closed.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases and disorders of the central nervous system, including addiction and epilepsy. Catalyst has two products in development, CPP-109 and CPP-115. It is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109, for the treatment of cocaine addiction. Both CPP-109 and CPP-115 have been granted “Fast Track” status by the FDA for the treatment of cocaine addiction. Catalyst is also planning to evaluate CPP-109 for the treatment of other addictions. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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